Exhibit 21.1
TechnipFMC plc
Significant Subsidiaries of the Registrant
December 31, 2021

Name of Company	Country of Incorporation

Asiaflex Products Sdn Bhd	Malaysia
Flexi France SAS	France
FMC Technologies Inc	United States
Lusotechnip Engenharia, Sociedade Unipessoal Lda.	Portugal
PT Technip Indonesia	Indonesia
Techdof Brasil AS	Norway
Technip Brasil - Engenharia, Instalacoes E Apoio Maritimo Ltda	Brazil
Technip Marine (M) Sdn Bhd	Malaysia
Technip Middle East FZCO	United Arab Emirates
Technip Mozambique Lda	Mozambique
Technip Norge AS	Norway
Technip N-Power SAS	France
Technip Offshore International SAS	France
Technip UK Ltd	United Kingdom
Technip-Coflexip U.K Holdings Ltd.	United Kingdom
TechnipFMC Cash B.V.	Netherlands
TechnipFMC Corporate Holdings Ltd.	United Kingdom
TechnipFMC Guyana Inc	Guyana
TechnipFMC International Finance Ltd	United Kingdom
TechnipFMC International Holdings BV	Netherlands
TechnipFMC International UK Ltd	United Kingdom
TechnipFMC PLSV C.V.	Netherlands
TechnipFMC Umbilicals Ltd.	United Kingdom
TechnipFMC US Holdings, Inc	United States
TIOS AS	Norway